Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Numbers 33-65231, 33-65251, 333-16989, 333-63912, 333-101680, 333-130078, and 333-130079 on Form S-8 of our reports relating to the consolidated financial statements of Jack Henry & Associates, Inc., and management's report on the effectiveness of internal control over financial reporting dated August 29, 2007 appearing in the Annual Report on Form 10-K of Jack Henry & Associates, Inc. for the year ended June 30, 2007.

/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri

August 29, 2007